Exhibit 10.12

Mr. Vartan Hagopian

170 Clocktower Drive, Unit 406

Waltham, MA 02452

November 23, 2011

Dear Mr. Hagopian:

Please accept this letter as our official offer of employment at TimePayment Corp. We would be pleased to have you join our team and look forward to your participation in our efforts.

This letter is to confirm our offer for the position of Vice President of Sales which would commence on Monday, December 5, 2011 at 9:00 AM. The following summarizes the financial and benefits package for which you will become eligible:

•	Compensation:

•	Base Salary. You will be paid a Base Salary at an initial rate of $200,000.00 per annum. Your salary will be paid in substantially equal installments on a bi-weekly basis.

•

Bonus Incentive. Beginning with calendar year 2012, you will be eligible to receive an annual cash bonus of up to 80% of your Base Salary. Annual bonuses, if any, will be determined by TimePayment in its sole discretion and will be weighted by TimePayment’s assessment of the following factors:

•	Total increase in originations

•	Increase in market penetration from existing vendors

•	Increase in market penetration from new vendors

•	Increased market footprint

•	Productivity goals for the sales team

•

Equity Incentive. Beginning with calendar year 2012, and subject to the terms and conditions of the 2008 Equity Incentive Plan, you will receive an annual award of restricted stock units (with a grant date in February of the following calendar year) of a value equal to 20% of your Base Salary, with a vesting schedule (subject to your continued employment) as follows:

•	25% upon year 2 anniversary of grant date.

•	25% on year 3 anniversary of grant date.

•	25% on year 4 anniversary of grant date.

•	25% on year 5 anniversary of grant date.

•

Benefits: You will be eligible to receive our standard company benefits package, which currently includes the items listed below. Our benefits package may change from time to time, and the applicable terms and conditions of these plans, which also may change from time to time, govern your benefits under these plans.

•	100% Company paid group life & disability insurance, (eligible on hire date).

•	85% paid HMO or 75% paid PPO group health insurance, (eligible on hire date).

•	50% Company paid dental plan, (eligible on hire date).

•	401(k) Retirement Plan with Company match, (eligible on hire date).

•

15 days paid vacation; 7 paid company holidays & 5 paid floating holidays (annually); Paid sick/personal days (12 annually). Vacation time will accrue, and may be used or carried over, in accordance with TimePayment’s policies as in effect from time to time.

•	Section 125 Plan (out-of-pocket medical expense reduction).

While we anticipate that our employment relationship will be long and mutually rewarding, your employment at TimePayment is at all times on an “at will” basis, which means that it is not guaranteed for any specified period of time and may be terminated by you or by TimePayment at any time, with or without Cause, and with or without notice. By accepting employment with TimePayment, you acknowledge and agree that no contrary representation has been made to you. This at will employment relationship shall remain in effect throughout your employment with TimePayment, and may only be modified by an express written employment agreement for a specified period signed by you and an authorized officer of TimePayment. It may not be modified by any oral or implied agreement.

In the event that TimePayment terminates your employment without Cause, you will be eligible to receive severance pay as follows: if the termination occurs on or before March 5, 2012, the severance pay will equal three months of your then-current Base Salary, and if the termination occurs after March 5, 2012, the severance pay will equal six months of your then-current Base Salary. Any severance pay will be subject to legally-required and voluntarily-authorized deductions and withholdings. In order to receive any severance pay, you must first deliver to TimePayment an irrevocable separation agreement (which will include a general release of claims from you, among other terms) in a form and of a scope acceptable to TimePayment following your termination date. For purposes of clarity, you will not be eligible to receive any severance pay if TimePayment terminates your employment for Cause, if you resign your employment, or if your employment is terminated by reason of death or disability.

For purposes of this letter, TimePayment shall have “Cause” to terminate your employment if any of the following occur: (i) you materially breach any duty or obligation under this Agreement or under the Confidentiality, Non-Competition and Non-Solicitation Agreement; (ii) you refuse or are unwilling to perform any of the duties set forth in this Agreement or as assigned by TimePayment in good faith; (iii) you are convicted by a court of competent jurisdiction of, or plead guilty or no contest to, any felony or any crime involving moral turpitude; (iv) you engage in conduct that would tend to bring disrespect, contempt or ridicule to TimePayment, as determined by TimePayment; (v) you commit an act of moral turpitude, as determined by TimePayment; or (vi) you are repeatedly absent from work (excluding vacations, illnesses, disability leaves, or other leaves of absence approved by TimePayment).

This offer of employment supersedes any prior discussions, oral or written, which we have had relating to your employment and other matters discussed in this letter. This offer of employment is contingent upon: (i) your signing and returning this letter; (ii) your showing proof of your legal right to work in the United States as required by law; (iii) verification of your previous employment, education and other references; and (iv) your signing a Confidentiality, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed.

If this offer conforms to your understanding of the position and you would like to accept, please sign and date below.

A second copy of this letter is provided for your records. However, please sign and return the Confidentiality, Non-Competition and Non-Solicitation Agreement. An executed copy of this Agreement will be provided to you later.

Again, we would be pleased to have you as the newest employee at TimePayment and look forward to working with you.

Sincerely,

Date: November 23, 2011
Stephen Constantino
Vice President of Human Resources

Date: November 23, 2011
Richard Latour
President and CEO

Accepted:	Date: 11/28/11

Enclosure

This signed offer letter will become a permanent part of your personnel record	Page 2